Exhibit 10.5
LEASE AGREEMENT
MARINA TOWERS
1. Basic Lease Provisions (“Basic Lease Provisions”)
     1.1 Parties: This Lease, dated as of the 2nd day of March, 2004, is made by and between Marina Towers, LLC, a Florida limited liability company (hereinafter referred to as “Landlord”), and AuthenTec, Inc. a Delaware Corporation (hereinafter referred to as “Tenant”).
     1.2 Premises: Suite 400, consisting of approximately 12,694 square feet of Rentable Area, as hereinafter defined, and as shown on Exhibit “A” hereto (the “Premises”).
     1.3 Building: Marina Towers, 709 South Harbor City Boulevard, City of Melbourne, Brevard County, Florida (the “Building”).
     1.4 Use: The Premises shall be used solely for the purposes of general offices and electronic labs, subject to the terms, limitations, and conditions provided in this Lease.
     1.5 Term: Three (3) years estimated to commence on the 1st day of January, 2004, (“Commencement Date”) and ending on the third (3rd) anniversary thereafter (“Expiration Date”). Tenant is currently in occupancy. Tenant’s former lease agreement terms and conditions shall be in full force and effect until the Commencement Date. It is also understood and agreed that Tenant shall have the right to extend the Term for one additional two-year period. This extension will be automatic unless Tenant provides written notice to Landlord of Tenant’s intent not to extend this Agreement no later than six months prior to the then effective Expiration Date. Such extension shall be under all of the terms and conditions which are set forth in this lease except that Base Rent shall be increased by $0,50 per square foot per year over the rate in effect in the prior year.
     1.6 Base Rent: $14.00 per rentable square foot, in year one (1), subject to adjustment as set forth below; payable in advance on the first day of each month.

	ESTIMATED		RATE	ANNUAL	MONTHLY
YEAR	DATES	SQ.FT.	PER SQ.FT	DOLLARS	DOLLARS
	(SUBJECT TO
	ADJUSTMENT)		PER YEAR

1	1/1/04 TO 12/31/04	12694	$14.00	$177,716.04	$14,809.67
2	1/1/05 TO 12/31/05	12694	$14.50	$184,062.96	$15,338.58
3	1/1/06 TO 12/31/06	12694	$15.00	$190,410.00	$15,867.50
     Plus applicable operating cost adjustments and Florida state sales tax
     1.7 Tenant’s Share of Operating Costs: Intentionally Omitted.
     1.8 Security Deposit: None.

1.9	Tenant Cost Allowance: None. The space shall be leased in “as is” condition.
1.10	Improvements: non-applicable
1.11	State: The State of Florida.
1.12	Broker: None — The Landlord and Tenant are representing themselves in this transaction.
1.13	Notices:	Landlord:

Marina Towers, LLC 705 South Harbor City Blvd. Melbourne, FL 32901

W/ copies to: JM Real Estate, Inc., as Managing Agent 1600 Sarno Road, Suite 113 Melbourne, Florida 32935

Tenant: AuthenTec, Inc. 709 South Harbor City Blvd., Suite 400 Melbourne, Florida 32901

2.  Term.

This Lease shall commence upon the Commencement Date specified in Paragraph 1, and it shall continue until the Expiration Date specified in Paragraph 1 (hereinafter referred to as the “Term”).

3.  Rent.

Tenant shall pay an annual base rental in the amount specified in Paragraph 1 (hereinafter referred to as “Base Rental”). In the event any installment of Base Rental due Landlord under this Lease shall not be paid by Tenant within ten (10) days of the date when the same is due, a late charge of five (5%) percent of the amount of such payment shall be payable by Tenant to Landlord. From and after the date that any such payment shall be thirty (30) days or more past due, it shall bear interest at the maximum rate permitted by applicable law until paid.

4.  Security Deposit. — Intentionally Omitted.

5.  Improvements to Leased Premises.

Intentionally omitted. The space shall be leased in “as is” condition.

6. Tenant Right of First Offer.
     Tenant shall have the right of first offer on space within the Building which is currently occupied but subsequently becomes vacant. If at any time Landlord desires or attempts to release said vacant space within the Building, Landlord shall inform Tenant of Landlord’s desired terms. Tenant shall have five (5) days to agree to said terms in writing. If Tenant exercises its rights under this provision, Tenant shall occupy the space within thirty (30) days of exercising such right. This provision only applies to vacant space in excess of 2,000 square feet.
7. Sales and Use Tax.
     Any sales, use or other tax, excluding corporate excise or income taxes, now or hereafter imposed by the United States of America, the State of Florida, or any political subdivision thereof, shall be paid monthly or annually as required as additional Base Rental by Tenant notwithstanding the fact that such statute, ordinance or enactment imposing the same may endeavor to impose the tax on the Landlord, and Tenant’s Base Rental shall be increased by an amount sufficient to pay any such tax or taxes.
8. Services to be Furnished by the Landlord.
     Landlord shall furnish the following services without charge at the proper season during reasonable hours (8:00 a.m. to 6:00 p.m. Monday through Friday inclusive and 8:00 a.m. to 1:00 p.m. Saturday) on normal business days, except legal holidays normally observed in the State identified on Paragraph 1.
     Entry to the Leased Premises during normal working hours on business days. On other days and after normal working hours, Tenant may have entry to the Leased Premises at such times by a key, card key system, by signing in with a guard, or whatever system is chosen by Landlord.
     Elevator facilities, where applicable.
     Hot and cold water at those points of supply provided for general use of other tenants in the Building; central heat and air conditioning, at such temperatures and in such amounts as are considered by Landlord to be standard, but service at times during business days other than normal business hours for the Building, on Saturdays, Sundays and holidays or in an amount considered by Landlord to be in excess of standard to be furnished only upon the request of Tenant, who shall bear the entire cost thereof; routine maintenance and electric lighting service for all public areas and special service areas of the Building in the manner and to the extent deemed by Landlord to be standard. To the extent power consumption is submetered, Tenant shall not be restricted in the times when it can operate any electrical devices.

Janitorial service on business days, provided Tenant shall provide cleaning for any area in the Leased Premises used for storage, preparation, service or consumption of food or beverages on a daily basis and pest extermination on a monthly basis in a manner satisfactory to Landlord.

Tenant’s premises shall be separately metered, at Tenant’s sole cost and expense, and Landlord shall not be responsible for the cost of electricity for Tenant’s premises. Tenant acknowledges that the existing electrical service is sufficient.

Tenant shall be allowed to connect Tenant’s mainframe computer system to the emergency generator at Tenant’s absolute sole cost and expense should auxiliary power be available once Landlord has met all emergency power requirements to provide power for building fire and safety codes. Landlord shall not charge any additional rent for said usage of the emergency generator.

All building standard fluorescent bulb replacement in all areas and all incandescent bulb replacement in public areas, toilet and restroom areas and stairwells.

Failure by Landlord to any extent to furnish the services described in this Section 8, or any cessation thereof, resulting from the repair or alteration of the Building or causes beyond the reasonable control of Landlord shall not be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof.

9.  Common Area.

During the term of this Lease, Landlord grants Tenant a non-exclusive license to use and occupy in common with others so entitled, the common area of the Building (hereinafter referred to as the “Common Area”), including, but not limited to, corridors, stairways, elevators, restrooms, lobbies, entranceways, parking areas, service roads, loading facilities, sidewalks, and other facilities as may be designated from time to time by Landlord subject to the terms and conditions of this Lease.

10.  Keys, and Locks.

Landlord shall furnish Tenant with two (2) keys for each corridor door entering the Leased Premises. Tenant shall not change the locks without Landlord’s permission said permission shall not be unreasonably withhold. Tenant is required to provide keys and access to all areas of the Lease Premises in case of an emergency. Upon termination of this Lease, Tenant shall surrender to Landlord all keys of the Leased Premises and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, installed in the Leased Premises by Tenant. Tenant may, at their own expense, duplicate the aforementioned keys to provide to all employees.

11.  Graphics.

     Landlord shall provide and install, at Landlord’s cost, all letters or numerals on entrance doors to the Leased Premises. All such letters and numerals shall be in the Building standard graphics, and no others shall be used or permitted on the Leased Premises.
12. Parking.
     Landlord may make, modify and enforce rules and regulations relating to any and all of the parking areas of the Building, and Tenant, its employees, or invitees utilizing such parking areas shall abide by such rules and regulations.
13. Permitted Uses.
     Tenant shall use and occupy the Leased Premises for the purpose specified in Paragraph 1 and for no other purpose; provided that Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used for any business or purpose which is unlawful, disreputable or deemed to be extra-hazardous on account of fire, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents, cause the load upon any floor of the Building to exceed the load for which the floor was designed or the amount permitted by law, or use electrical energy exceeding the capacity of the then existing feeders or wiring installations. Tenant shall further conduct its business and control its agents, employees, invitees, and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building. No vending machine shall be installed within the Leased Premises without Landlord’s prior written consent.
14. Laws, Regulations and Rules of Building.
     Tenant shall comply with all applicable laws, ordinances, rules and regulations relating to the use, condition or occupancy of the Leased Premises and all common areas. Tenant shall comply with reasonable rules and regulations as may be adopted or altered by Landlord from time to time for the safety, care and cleanliness of the Leased Premises, Building and common areas and for preservation of good order therein after receiving notice thereof, including, but not limited to, the Rules and Regulations attached hereto as EXHIBIT B.
15. Repairs by Landlord.
     Landlord shall not be required to make any improvements to or repairs of any kind or character in the Leased Premises during the Term of this Lease, except such repairs as may be deemed necessary by Landlord for normal maintenance operations required to maintain the Leased Premises in tenantable condition. The obligation of Landlord to maintain and repair the Leased Premises shall be limited to building standard items. Special leasehold improvements will, at Tenant’s written request, be maintained by Landlord at Tenant’s expense, at a cost or charge equal to the direct costs incurred in such maintenance plus 15% of said cost to cover overhead.

Landlord shall be responsible for the operation and maintenance of the Common Area including, without limitation, the repair and maintenance of all parking areas, driveways, sidewalks, landscaped areas, drainage, lighting facilities, and traffic directional signs and markers within the Common Area, and to keep the same in a clean and sightly condition, clearly stripped and reasonably free of rubbish, refuse, snow, ice, and dirt. Further, the Landlord shall repair and maintain the structural portions of the Building, including exterior walls and roof.

16.     Repairs and Alterations by Tenant.

Tenant shall, at its own cost and expense, repair or replace any damage or injury done to the Leased Premises or the Building, or the Common Area caused by Tenant, its agents, contractors, servants, employees, invitees, or visitors; provide that if Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make such repairs or replacements, and Tenant shall pay the cost thereof to the Landlord on demand as additional rent. No alterations in the Leased Premises or signs visible from outside the Leased Premises shall be made or installed by Tenant without prior written consent of Landlord, and at Landlord’s election such alterations or additions shall become the property of Landlord upon termination of this Lease. All plans for repairs, replacements, alterations, or installations required or permitted to be made by Tenant shall be subject to the approval of Landlord, which may be subject to any reasonable protection or restriction designed to preserve the architectural design and structural integrity of the Building and to protect against claims by materialmen and laborers.

17.     Care of Leased Premises.

Tenant shall not commit or allow any waste or damage to be committed on any portion of the Leased Premises, and at the termination of this Lease, Tenant shall deliver possession of the Leased Premises to Landlord in as good condition as at date of possession by Tenant, ordinary wear and tear or damage resulting from fire or other unavoidable casualty excepted. If Tenant installs improvements in the Leased Premises reasonably determined by Landlord to be special or non-standard, Landlord may require Tenant to remove such special or non-standard improvements and restore the Leased Premises to its original condition at Tenant’s sole cost and expense upon the termination of this Lease.

18.     Landlord’s Right to Substitute Space.

If the Leased Premises is less than a full floor, Landlord reserves the right with Tenant’s consent, which shall not unreasonably be withheld, to substitute other comparable space within the Building for the Leased Premises, provided Landlord pays all reasonable moving expenses of Tenant incident to such substitution.

19.     Peaceful Enjoyment.

Tenant shall have the right to peacefully occupy, use and enjoy the Leased Premises during the Lease Term, subject to the other terms hereof, provided Tenant pays the rent and other sums herein required to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained.
20. Landlord’s Right of Entry.
     Landlord or its agents or representatives shall have the right to enter into and upon any part of the Leased Premises at all reasonable hours to inspect the same, clean or make repairs, alterations or additions thereto, as Landlord may deem necessary or desirable. Landlord further reserves the right to show the Leased Premises to prospective tenants or brokers during the last six months of the Lease Term as extended, and to prospective purchasers or mortgagees at all reasonable times, provided prior notice is given to Tenant in each case, and Tenant’s use and occupancy of the Premises shall not be materially inconvenienced. Tenant shall not be entitled to any abatement or reduction of rent by reason of the exercise of the foregoing rights on the part of Landlord.
21. Limitation of Landlord’s Liability.
     Landlord’s liability to Tenant shall be limited as follows:
     Landlord shall not be liable or responsible to Tenant for any injury to person or property occurring in the Leased Premises, the Building or the Common Area unless caused by the act, omission or neglect of Landlord, its agents, contractors, servants or employees.
     Landlord shall not be liable or responsible to Tenant for lost profits, business interruption or any other type of consequential damages caused by the making of repairs or alterations to the Leased Premises, the Building, or Common Area, failure to provide or interruption of services, failure to make repairs, injury to person or property, or otherwise.
     All separate and personal liability of Landlord or any partner thereof of every kind or nature, if any, is hereby expressly waived by Tenant, and by every person now or hereafter claiming by, through, or under Tenant; and Tenant shall look solely to Landlord’s interest in the Building and the proceeds of any insurance maintained by Landlord in connection with the Building for the payment of any claim against Landlord.
     Landlord shall notify Tenant in a timely manner of all major repairs to the Lease Premises, and Tenant shall have the right to review such repairs that may result in lost business activity, consequential damages or general inconveniences to the Tenant. Tenant and Landlord shall seek ways to minimize dislocation of activities and inconveniences of Tenant that may result from such major repairs.
22. Hold Harmless.
     Landlord shall not be liable to Tenant, or to Tenant’s agents, contractors, servants, employees, customers, invitees, or visitors for any damage to person or property caused by any act, omission or neglect of Tenant or such persons, and Tenant agrees to indemnify and hold Landlord harmless from all liability and claims for any such damage. Tenant shall not be liable to Landlord, or to Landlord’s agents, contractors, servants, employees, customers, invitees, or visitors for any damage to person or property caused by any act omission or neglect of Landlord or such persons, and Landlord agrees to indemnify and hold Tenant harmless from all claims for such damages.

23.  Defaults and Landlord’s Remedies.

The following rights and remedies of the Landlord shall be cumulative, and none shall exclude any other right or remedy allowed by law:

If any voluntary or involuntary petition under any section of any bankruptcy act shall be filed by or against Tenant, or any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare the Tenant insolvent or unable to pay Tenant’s debts, and in the case of an involuntary petition or proceeding, the petition or proceeding is not dismissed within thirty (30) days from the date it is filed, Landlord may elect, upon notice of such election, to terminate this Lease.

If Tenant defaults in the payment of any installment of the rent and does not cure the default within five (5) days after notice, or if Tenant defaults in the prompt performance of any other provision of this Lease and does not cure such other default within ten (10) days, or forthwith if the default involves a hazardous condition, after written notice by Landlord, or if the leasehold interest of Tenant be levied upon under execution or be attached by process of law, or if Tenant makes an assignment for the benefit of creditors, or if a receiver be appointed for any property of Tenant, or if Tenant abandons or vacates the Leased Premises, Landlord may terminate this Lease and Tenant’s right to possession of the Leased Premises or, without terminating this Lease, forthwith terminate Tenant’s right to possession of the Leased Premises.

Upon any termination of this Lease, or upon any termination of the Tenant’s right to possession without termination of the Lease, Tenant shall immediately vacate the Leased Premises and deliver possession to Landlord.

If Landlord elects to terminate Tenant’s rights to possession only, without terminating this Lease, Landlord may, at Landlord’s option, enter into the Leased Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof without such entry and possession terminating this Lease or releasing Tenant from the obligation to pay the rent hereunder for the full Term. Upon and after entry into possession without termination of this Lease, Landlord may relet the Leased Premises or any part thereof for the account of Tenant for such rent, for such time and upon such terms as Landlord in its sole discretion shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. A reletting for a term longer than the then remaining Lease Term shall not constitute an acceptance by Landlord of a surrender of this Lease or a waiver of any of Landlord’s rights hereunder. In any such case, Landlord may make repairs, alterations and additions in or to the Leased Premises, and redecorate the same to the extent reasonably deemed necessary or desirable by Landlord, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expense of the reletting. If the consideration collected by Landlord upon any such reletting for Tenant’s account is not sufficient to pay monthly the full amount of the rent reserved in this Lease, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand.
     Any property which may be removed from the Leased Premises by the Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of the Lease Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale.
     In the event Tenant defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and Landlord places the enforcement of this Lease, or any part thereof, or the collection of any rent due, or to become due hereunder or recovery of the possession of the Leased Premises in the hands of an attorney, or files suit upon the same, Tenant agrees to pay Landlord’s reasonable attorney’s fees.
     Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either at law or in equity.
     If Landlord shall default in the performance or observance of any agreement, condition or provision in this Lease and shall not cure such default within thirty (30) days after notice in writing from Tenant specifying the default (or shall not within said period commence to cure such default and thereafter prosecute the curing of such default to completion with due diligence) then the Tenant may at any time thereafter cure such default and the Landlord shall reimburse the Tenant for any amount reasonably paid and any expense or contractual liability reasonably so incurred.
24. Holding Over.
     If Tenant retains possession of the Leased Premises or any part thereof after the termination of this Lease, Tenant shall pay rent (including Base Rent and Base Rental Adjustment) at one hundred fifty percent (150%) the rate payable on the month preceding such holding over computed on a daily basis for each day that Tenant remains in possession. In addition thereto, Tenant shall be liable for and pay to Landlord, all damages, consequential as well as direct, sustained by reason of Tenant’s holding over.
25. Condemnation.

If the Leased Premises or Building shall be partially taken or condemned for any public purpose to such an extent as to render a portion of the Leased Premises untenantable, the rental provided for herein shall abate as to the portion rendered untenantable. In the event the whole of the Leased Premises shall be so taken or condemned, this Lease shall terminate as of the date of taking of possession. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord excepting any award expressly made to Tenant by any governmental authority for the costs of or the removal of Tenant’s stock, equipment and fixtures.

26.	Damage and Destruction to the Leased Premises

If the Leased Premises, the Building, or the Common Area is damaged or destroyed by fire or other casualty, cause or condition whatsoever through no fault or neglect of Tenant, its agents, employees, customers, invitees, visitors, or contractors so as to cause the Leased Premises to be untenantable or to make it impossible for Tenant to continue its normal business operations therein, a just proportion of the rent herein reserved shall abate according to the extent the full use and enjoyment of the Leased Premises are rendered impossible by reason of such damage until such time as Landlord makes such portion of the Leased Premises tenantable or useable for Tenant’s normal business operations, as the case may be. If Landlord determines that such damage or destruction cannot be repaired within one hundred eighty (180) days so as to restore fully Tenant’s full use and enjoyment of the Leased Premises, Landlord may, by written notice to the Tenant given within thirty (30) days after such damage, terminate this Lease as to all the Leased Premises as of the date of such destruction, and all rent owed up to the time of such destruction shall be paid by Tenant. If Landlord does not exercise its right to terminate after such damage, Landlord shall proceed with due diligence to restore Tenant’s full use and enjoyment of the Leased Premises within one hundred eighty (180) days from the date of such destruction.

27.	Casualty Insurance.

Landlord shall maintain fire and extended coverage insurance on the Building, including additions and improvements by Tenant that are required to be made by Tenant under this Lease and which have become or are to become the property of Landlord upon vacation of the Leased Premises by Tenant. Said insurance shall be maintained with an insurance company authorized to do business in Florida in amounts desired by Landlord and at the expense or Landlord and payments for losses thereunder shall be made solely to Landlord. Tenant shall maintain at its expense fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises and on all additions and improvements made by Tenant and not required to be insured by Landlord above, and Tenant shall provide Landlord with a current certificate evidencing such coverage in form reasonably satisfactory to Landlord. If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant’s operations, contents of the Leased Premises, or improvements with respect to the Leased Premises beyond building standard, resulting in extra-hazardous exposure, Tenant shall promptly pay the excess amount of the premium upon request by Landlord as additional rent.

28. Waiver of Subrogation.
     Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waive any and all rights of recovery, claim, action or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or to the Building of which the Leased Premises are a part, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies referred to in Section 27 hereof, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and covenants that no insurer shall have any right of subrogation against such other party.
29. Liability Insurance.
     Tenant shall maintain comprehensive general public liability insurance against claims for bodily injury, death or property damage occurring in, on or about the parking areas, Building or the Leased Premises in a combined single limit of not less than two million ($2,000,000.00) dollars. Such insurance shall be effected under policies satisfactory to Landlord that shall name Landlord as an additional insured. Tenant shall furnish Landlord with a certificate evidencing such coverage that shall contain an undertaking by the insurer to give Landlord ten (10) days prior written notice of any modification or cancellation of the coverage afforded by such insurance.
30. Subordination and Attornment.
     Tenant agrees that its rights hereunder shall be subordinate to the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Building and to all advances made or hereafter to be made upon the security thereof. Tenant shall, in the event any proceeding is brought for the foreclosure of, or in the event a deed is given in lieu of foreclosure of, any mortgage made by Landlord covering the Building, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease, provided such purchaser elects to adopt this Lease and gives Tenant written notice thereof. Tenant agrees to execute any instruments evidencing such subordination and attainment as may be reasonably required by the holder of any mortgage covering the Building.
31. Estoppel Letter.
     Tenant shall at any time, upon not less than five (5) days’ prior written request from Landlord, its successors or assigns, execute and deliver in form and substance satisfactory to Landlord, its successors and assigns, and any mortgagee or beneficiary under a deed of trust affecting the Leased Premises, an estoppel letter certifying:
     The date upon which the Lease Term commences and expires;

The date to which rent had been paid;

That Tenant has accepted the Leased Premises and that all improvements have been satisfactorily completed (or if not so accepted or completed, the matters objected to by Tenant);

That the Lease is in full force and effect and has not been modified or amended (or if modified or amended, a description of same);

That there are no defaults by Landlord under the Lease nor any existing condition with respect to which the giving of notice or lapse of time would constitute a default;

That Tenant has not received any concession;

That Tenant has received no notice from any insurance company of any defects or inadequacies in the Leased Premises;

That Tenant has no options or rights other than as set forth in this Lease or any amendment thereto described in such letter; and

Such other matters as may be necessary or appropriate to qualify Tenant’s response to any of the foregoing statements or which Landlord may reasonably request.

If such letter is to be delivered to a purchaser of the Building, it shall further include the agreement of Tenant to recognize such purchaser as Landlord under this Lease, and thereafter to pay rent to the purchaser or its designee in accordance with the terms of this Lease. Tenant acknowledges that any purchaser or prospective mortgagee of the Building may rely upon such estoppel letter and that Landlord may incur substantial damages by reason of any failure on the part of Tenant to provide such letter in a timely manner.

32.  Lease Commission.

Tenant represents and warrants that Tenant has not dealt with any brokers in connection with this Lease, and Tenant agrees to indemnify and hold harmless Landlord from any claims of broker(s) in connection with this Lease.

33.  Assignment by Landlord.

Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building. In such event and upon such transfer, no further liability or obligation shall accrue against the assigning Landlord.

34.  Assignment or Sublease.

     In the event Tenant should desire to assign this Lease or sublet the Leased Premises or any part thereof, Tenant shall give Landlord at least sixty (60) days prior notice, which shall specify the terms and effective date thereof Landlord shall have thirty (30) days following receipt of such notice to notify Tenant in writing that Landlord elects (a) to terminate this Lease as to the space so affected as of the effective date specified by Tenant in which event Tenant will be relieved on such effective date of all further obligation hereunder as to such space, (b) to permit Tenant to assign or sublet such space, subject, however, to subsequent written approval of the proposed assignee or subtenant by Landlord, or (c) to refuse to consent (with reasonable cause only) to Tenant’s proposed assignment or sublease and to continue this Lease in full force and effect as to the entire Leased Premises. Tenant agrees to reimburse Landlord for attorneys’ fees and expenses incurred by it in connection with such assignment or sublease. If Landlord should fail to notify Tenant in writing of such election within such thirty (30) day period, Landlord shall be deemed to have elected option (b) above. If Landlord elects to exercise option (b) above, Tenant agrees to provide, at its expense, direct access from the assignment or sublease space to a public corridor of the Building. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any attempted assignment or sublease by Tenant in violation of the terms and covenants of this paragraph shall be void.
35. Hazardous Substances.
     Tenant hereby covenants that Tenant shall not cause or permit any “Hazardous Substances” (as hereinafter defined) to be placed, held, generated, handled, transported, located or disposed of in, on, about or at the Leased Premises or the Building or any part thereof and neither the Leased Premises or the Building nor any part thereof shall ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Substances during the Lease Term. Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment and claims of any and every kind whatsoever paid incurred or suffered by, or asserted against, Landlord by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from, the Premises of any Hazardous Substance (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonably attorneys’ fees, costs or any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so called federal, state or local “Superfund” or “Superlien” laws, statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability, including strict liability, substances or standards of conduct concerning any Hazardous Substance); provided that the foregoing indemnity is limited to matters arising solely from Tenant’s violation of the covenant contained herein. For purposes of this Lease, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (the “EPA”) or the list of toxic pollutants designated by Congress or the EPA or which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other Federal, state or local statute, law, ordinance, code rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or materials as now or at any time hereinafter in effect. Without limiting the generality of the foregoing, Hazardous Substances shall include petroleum and petroleum products.
36. Special Situations.
At the request of Landlord, Tenant agrees to join in the execution of a memorandum or short form of this lease to be recorded in the public records to evidence the fact that work done on behalf of the Tenant shall not cause liens to attach to the Landlord’s property. Said memorandum shall incorporate the following clause which is also hereby incorporated:
“Tenant agrees that it will make full and prompt payment of all sums necessary to pay for the cost of all repairs and permitted alterations, improvements, changes and other work done by Tenant in or to the premises and further agrees to indemnify and save harmless Landlord from and against any and all such costs and liabilities incurred by Tenant and against any and all mechanics’, materialmen’s, laborers’, or other statutory or common law liens arising out of or from such work, or the cost thereof, which may be asserted, claimed or charged against all or any part of the premises. In no event shall Landlord, or the interest of Landlord in the premises and surrounding property, be liable for or subjected to any mechanics’, materialmen’s, laborers’, or other statutory or common law liens for improvements or work made or done by, or at the instance of, the Tenant, and this Lease expressly prohibits the subjecting of the interest of Landlord in the premises and surrounding property to any mechanics’, materialmen’s, laborers’, or other statutory or common law liens for improvements made by or at the instance of the Tenant, or concerning which Tenant is responsible for payment under the terms of this Lease, or otherwise, and all persons dealing with, or contracting with, Tenant are hereby put on notice of these provisions. In the event any notice or claim of lien shall be asserted or recorded against the interest of Landlord in the premises on account of, or stemming from, any improvement or work made or done by or at the instance of Tenant, or any person claiming by, through or under Tenant, or for improvement or work the cost of which is the responsibility of Tenant, then Tenant agrees to have such notice or claim of lien cancelled, discharged, released or transferred to other security in accordance with applicable Florida statutes within ten (10) days after notice to Tenant by Landlord, and in the event Tenant fails to do so, Tenant shall be considered in default under this Lease with like effect as if Tenant shall have failed to pay rent when due and within any applicable grace period provided for payment of same. Tenant agrees, if requested by Landlord, to join with Landlord in the execution of a short form lease or memorandum of lease to be recorded in the public records of Brevard County, Florida for the purpose of giving constructive notice of this provision of this Lease in accordance with Section 713.10 of the Florida Statutes.”
37. Amendments.
This Agreement may not be altered or amended, except by an instrument in writing signed by all parties hereto. Tenant agrees that it shall execute such further amendments to this Lease as may be reasonably requested by any future holder of a first mortgage on the

Building, provided such amendments do not materially and adversely affect the interest of Tenant hereunder.
38. Binding Agreement.
     This Lease shall be “binding upon and inure to the benefit of the successors and assigns of Landlord, and to the extent assignment may be approved by Landlord hereunder, Tenant’s successors and assigns.
39. Gender.
     The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.
40. Governing Law.
     This Lease shall be governed, construed and enforced in accordance with the laws of the State identified on Paragraph 1.
41. Entire Agreement.
     This Lease and the Schedules attached hereto and forming a part hereof set forth the entire agreement between Landlord and Tenant.
42. Severability.
     The invalidity or unenforceability of a particular provision of this Lease shall not affect the other provisions hereof, and this Lease shall be construed in all respects as if such invalid or unenforceable provision were omitted.
43. Payment and Notices.
     Any payment required hereunder shall be deemed to have been duly made when personally delivered or two business days after the same is deposited in the United States Mail, postage prepaid, and addressed to Landlord at the address specified in Paragraph 1. All notices, demands, requests and other communications or documents to be provided under this Lease shall be in writing and shall be given to the applicable party at its address set forth in Paragraph 1, or such other address as the applicable party may later specify for that purpose by notice to the other party. Each notice shall, for all purposes be deemed given and received: (i) if hand delivered, when delivered; (ii) if given by nationally recognized and reputable overnight delivery service, the Business Day on which the notice is actually received by the party; or (iii) if given by certified mail, return receipt requested, postage prepaid, two Business Days after posted with the United States Postal Service.
44. Mortgagee Protection.

Tenant agrees to give any mortgage and/or deed to secure debt holders, as to all or a portion of the Building, a copy of any notice of default served upon Landlord, provided that prior to such notice, Tenant has been notified in writing (by way of notice or assignment of rents and leases, or otherwise) of the addresses of such mortgage and/or deed to secure debt holders. Tenant agrees not to declare Landlord in default or to exercise any remedies available by virtue of Landlord’s default unless Tenant has given such mortgage and/or deed to secure debt holders thirty (30) days after receipt of notice of such default or such other amount of time as may be reasonably required to cure such default.

45.  Interest in the Leased Premises.

The Lease shall create the relationship of Landlord and Tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy or sale.

46.  No Recordation.

Tenant shall not record this Lease without the express written consent of Landlord.

47.  ADA Compliance.

Tenant assumes all responsibility for compliance of the Leased Premises with any and all applicable laws, regulations and building codes governing non-discrimination and public accommodation laws and commercial facilities (“Public Accommodation Laws”), including without limitation, the requirements of the American’s With Disabilities Act, 42 U.S.C. 12-101, Public Accommodations Laws and all regulations and promulgations thereunder. Tenant shall complete any and all alterations, modifications, or improvements to the Leased Premises necessary in order to comply with all Public Accommodation Laws during the term of this Lease. Landlord shall be responsible for the compliance of the Building and adjoining property with the provisions of the ADA Act as same may be amended from time to time, excepting, however, the Leased Premises. Each party agrees to indemnify and hold the other harmless from and against any loss, costs, damages, expenses or liabilities, including reasonable attorney’s fees incurred by the nondefaulting Party, arising out of or in connection with the default of such party under this provision.

48.  Multiple Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

49.  Radon Gas.

RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISK TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF

RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.
     IN WITNESS WHEREOF, the parties hereto have executed the foregoing Lease as of the 2nd day of March, 2004.

LANDLORD:		TENANT:

Marina Towers, LLC		AuthenTec, Inc. a Delaware Corporation

By:	[ILLEGIBLE]	By:	[ILLEGIBLE]

Its:	[ILLEGIBLE]	Its:	Chief Financial Officer

EXHIBIT A

FLOOR PLAN
[FLOOR PLAN GRAPHIC]

EXHIBIT B
RULES AND REGULATIONS
     1. Unless otherwise provided in the Lease to which this Schedule is attached, no sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed on any part of the outside or inside of the building, except on the glass of the suite entry door of the premises and on the Directory Board of the Building, and then only of such color, size, style and materials as shall be first specified by the Landlord in writing. No “For Rent” signs shall be displayed by the Tenant, and no showcases, or obstructions, signs, flags, barber poles, statuary, or any advertising device of any kind whatever shall be placed in front of the Building or in the passageways, halls, lobbies, or corridors thereof by the Tenant; and the Landlord reserves the right to remove all such showcases, obstructions, signs, flags, barber poles, statuary or, advertising devices and all signs other than those provided for, without notice to the Tenant and at Tenant’s expense. Tenant shall have the right to hang pictures, advertisements, signs, paintings and other displays within their Lease Premises provided that they cannot be seen from outside the building or from the common areas. Tenant shall have the right, at Tenant’s sole cost, to install a sign on the marquee in front of the building.
     2. The Tenant shall not, without Landlord’s written consent, put up or operate any steam engine, boiler, machinery or stove upon the premises, or carry on any mechanical business therein, or use or allow to be used upon the demises oil burning fluids, camphene, kerosene for heating, warming or lighting, or anything (except as may be supplying the building for illuminating the premises. No article deemed extra hazardous on account of fire and no explosives shall be brought into the premises.
     3. Upon the termination of the Lease, the Tenant shall surrender to the Landlord all keys to the premises.
     4. Safes, furniture, boxes or other bulky articles shall be carried onto the premises only with written consent of the Landlord first obtained, and then only by means of the stairways or through the windows of the building as the Landlord may in writing direct, and at such times and in such manner and by such persons as the Landlord may direct. Safes and other heavy articles shall be placed by the Tenant in such places only as may be first specified in writing by the Landlord and any damage done to the building or to Tenant or to other persons taking a safe or other heavy article in or out of the demised premises, from overloading a floor, or in any other manner shall be paid for by the Tenant.
     5. The Tenant shall not allow anything to be placed against or near the glass in the partitions, between the premises leased and the halls or corridors of the building, which shall diminish the light in, or prove unsightly from the halls or corridors.
     6. The Tenant shall not allow anything to be placed on the outside without window ledges of the premises, nor shall anything be thrown by the Tenant or its employees, out of the windows of the Building.

7.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweeping, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

8.	No bicycle or other vehicle, and no animal (other than seeing eye dogs) shall be brought into the offices, halls, corridors, elevators, or any other parts of the building, by the Tenant, its agents or employees.

9.	No person shall disturb the occupants of this or any adjoining building premises by the use of any musical instruments, unseemly noises, whistling, singing or in any other way.

10.	The entrances, corridors, passages, stairways and elevators shall not be under the exclusive control of the Landlord and shall not be obstructed, or used by the Tenant for any other purpose than ingress to and from the leased premises, except by normal use for receptionists.

11.	Canvassing, soliciting and peddling in the building is prohibited, and Tenant shall cooperate to prevent the same.

12.	All office and other equipment of any electrical or mechanical nature shall be placed by Tenant in the demised premises in approval settings to absorb or prevent any vibration noise or annoyance.

13.	There shall not be used in any space, or in the public halls of the building by Landlord or by any jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

14.	The Landlord reserves the right in consultation with Tenant to make such other and further reasonable rules and regulations as in its judgment may from time to time be needful for the safety, care and cleanliness of the premises, and for the preservation of good order therein, and any such other or further rules and regulations shall be binding upon the parties hereto with the same force and effects as if they had been inserted herein at the time of the execution hereof.

15.	The Tenant shall provide a protective heavy plastic pad under all furniture that is equipped with castors. The Tenant shall also provide suitable protection under all planters and flower pots which are placed on the carpeting.

ADDENDUM TO LEASE
     THIS ADDENDUM TO LEASE (“Addendum”) is made and entered into this 16 day of June 2004 by and between MARINA TOWERS, LLC. A Florida limited liability company (“Landlord”) and AUTHENTEC INC., a Delaware corporation, (“Tenant”) and is intended to amend and modify that certain Lease Agreement dated March 4, 2004. The promises, covenants, agreements and declarations made and set forth herein are intended to and shall have the same force and effect as if set forth at length in the body of the Lease. Defined terms set forth herein shall have the same meaning as such terms are given in the Lease. To the extent that the provisions of this Addendum are inconsistent with the terms and conditions of the Lease, the terms and conditions hereof shall control. In order to memorialize previous oral agreement modifying the terms of the Lease, the parties hereto agree, in writing as follows:
1.	Addition of Additional Space to Premises. It is understood and agreed that the Premises shall be deemed to include Suite 260 within the Building consisting of 522 square feet of rentable area. Said additional space shall be deemed to included with the terms of the Lease beginning on May 1, 2004. Said additional space shall be leased at the initial rate of $15.50 per square foot. Said rate shall increase on January 1st of each year. Accordingly, the monthly payment of base rent shall, beginning on June 1, 2004, be increased by $674.25 per month. All costs related to the build out of the rentable space will be paid by the Tenants.

2.	Continued Effectiveness. Except as modified hereby, the Lease shall remain in full force and effect.

3.	Fax Counterparts. It is understood and agreed that this Addendum shall be and become binding upon being excecuted in counterparts. Additionally, telefax signatures shall be binding the same as originals.

IN WITNESS WHEREOF, the parties have caused these presents to be executed in due form of law as of the day and year first above written.

“LANDLORD”		“TENANT”

MARINA TOWERS, LLC, a Florida Limited liability company		AUTHENTEC INC, a Delaware Corporation

By:	/s/ [ILLEGIBLE]	By:	/s/ Gregory M. Teesdale
Name: [ILLEGIBLE]		Name: Gregory M. Teesdale
Title: President		Title: Vice President

2nd ADDENDUM TO LEASE
      THIS ADDENDUM TO LEASE (“Addendum”) is made and entered into this 16th day of February, 2005 by and between MARINA TOWERS, LLC. A Florida Limited Liability Company (“Landlord”) and AUTHENTEC, INC., A Delaware Corporation, (“Tenant”) and is intended to amend and modify that certain Lease Agreement dated March 2, 2004. The promises, covenants, agreements and declarations made and set forth herein are intended to and shall have the same force and effect as if set forth as length in the body of the Lease. Defined terms set forth herein shall have the same meaning as such terms are given in the Lease. To the extent that the provisions of this Addendum are inconsistent with the terms and conditions of the Lease, the terms and conditions hereof shall control. In order to memorialize previous oral agreement modifying the terms of the Lease, the parties hereto, in writing as follows:
1.	Addition of ‘Additional Space to Premises. It is understood and agreed that the Premises shall be deemed to include Suite 200 within the Building consisting of 4,261 square feet of rentable area. Said additional space shall be deemed to be included with the terms of the Lease commencing on or about March 15, 2005. Said additional space shall be leased at the initial rate of $ 18.50/sq ft. Said rate shall increase $.50 per sq ft on January 1st of each year. Accordingly, the monthly payment of base rent beginning at time of occupancy will be increased by $6,569.04 per month plus Florida State Sales Tax; With the exception of carpeting, construction of interior wall, painting of all walls and columns, ceiling title, plumbing, sink, refrigerator, kitchen cabinet, perimeter wall electric wiring and window blinds, all build out costs of the rentable space will be paid by the Tenant.

2.	Continued Effectiveness. Except as modified hereby, the Lease shall remain in full force and effect.

3.	Fax Counterparts. It is understood and agreed that this Addendum shall be and become binding upon being executed in counterparts. Additionally, telefax signatures shall be binding the same as originals.

4.	Build Out of Suite. Landlord will be responsible for costs related to the labor and materials associated with dry wall, carpet, cove base molding, ceiling tile, perimeter wall electric, removal of overhead computer lines as hot and cold water supply, blinds and other miscellaneous costs associated with this scope of work. Tenant will be responsible for all IT costs related to the drop down electric for cubicles and computers.

     IN WITNESS WHEREOF, the parties have caused these present to be Executed in due form of law as of the day and year first above written:

“LANDLORD”		“TENANT”

MARINA TOWERS, LLC. A Florida Limited Liability Company		AUTHENTEC INC., a Delaware Corporation

By:	[ILLEGIBLE]	By:	[ILLEGIBLE]

Name:	[ILLEGIBLE]	Name:	[ILLEGIBLE]

Title:	[ILLEGIBLE]	Title:	[ILLEGIBLE]